Exhibit 99.2

PRICING SUPPLEMENT EXCERPTS

Assuming the Company had completed this offering and applied the net proceeds as intended, as of December 29, 2007, the Company would have had $1,869.4 million of first lien senior secured debt outstanding (including the Notes).   In addition, as of such date the Company would have had $368.2 million of availability under its revolving credit facility, all of which is secured by a first priority lien on the collateral securing the notes. The Company’s interest expense with respect to the 52 weeks ended December 29, 2007, pro forma to give effect to the offering of the Notes and the application of the proceeds therefrom, is $292.3 million.

As of the end of the second fiscal quarter ended March 29, 2008, the Company estimates a cash balance of $18 million and outstanding debt of $3,323 million (excluding $244 million available under the revolving line of credit) as detailed in the following table.  The column on the right sets forth such estimates adjusted to give pro forma effect to this offering and the use of proceeds.

	Unaudited
($ in millions)	Estimated March 29, 2008	As Adjusted March 29, 2008

Term loan	$1,191	$1,191
Senior Secured Bridge Loan	520	0
Revolving line of credit	131	0
Notes offered hereby	0	661
Second Priority Senior Secured Fixed Rate Notes	525	525
Second Priority Senior Secured Floating Rate Notes	225	225
11% Senior Subordinated Notes	435	435
10 ¼% Senior Subordinated Notes	265	265
Capital leases and other	31	31
	$3,323	$3,333